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FORM 3                                                              OMB APPROVAL
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                              OMB Number: 3235-0104
                           Expires: September 30, 1998
                            Estimated average burden
                       hours per response .............0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                     Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
                  of the Public Utility Holding Company Act of
                                     1935 or
               Section 30(f) of the Investment Company Act of 1940
                            (Print or Type Responses)
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                    1. Name and Address of Reporting Person*

                                 Cahr E. Michael
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                             (Last) (First) (Middle)

                          1480 Route 9 North, Suite 204
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                                    (Street)

                          Woodbridge, New Jersey 07095
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                              (City) (State) (Zip)

              2. Date of Event Requiring Statement (Month/Day/Year)

                                    4/01/2002
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        3. IRS or Social Security Number of Reporting Person (Voluntary)

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                   4. Issuer Name and Ticker or Trading Symbol

                 PacificHealth Laboratories, Inc. (NASDAQ: PHLI)
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5. Relationship of Reporting Person to Issuer (Check all applicable)

          [ X ]  Director                            [  ]  10% Owner

          [   ]  Officer -- (give title below)       [  ]  Other -- (Employee)

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 6. If Amendment, Date of Original (Month/Day/Year)

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 7. Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---

TABLE I - Non-Derivative Securities Beneficially Owned
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
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1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 5)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
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 No Securities Owned             |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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

Reminder: Report on a separate line for each class of securities owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

                                                                          (Over)


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



FORM 3 (continued)       Table II -- Derivative Securities Benefically Owned
                         (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
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                                                   |                    |
                                                   |                    |
---------------------------------------------------------------------------------------------
===================================================================================================================================
3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
-----------------------------------------|                           |                                   |
                          |  Amount or   |                           |                                   |
                          |   Number of  |                           |                                   |
          Title           |   Shares     |                           |                                   |
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                          |              |                           |                                   |
                          |              |                           |                                   |
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                          |              |                           |                                   |
                          |              |                           |                                   |
                          |              |                           |                                   |
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                          |              |                           |                                   |
                          |              |                           |                                   |
                          |              |                           |                                   |
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                          |              |                           |                                   |
                          |              |                           |                                   |
                          |              |                           |                                   |
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Explanation of Responses:




** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


/s/ Michael Cahr                                        May 24, 2002
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Michael Cahr                                            Date